Exhibit 10.1

PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

This Purchase and Sale Agreement and Joint Escrow Instructions ("Agreement") is entered into as of May 11th, 2025 ("Effective Date") by and between Aqua Metals Waltham Holding LLC (“Seller”) and Trident Enterprises, Inc (“Buyer”). This Agreement constitutes an agreement between Purchaser and Seller and joint escrow instructions to First Centennial Title Company, ("Escrow Agent"), with reference to the following facts:

RECITALS

A.          Seller is the current owner of certain real property located at 2999 Waltham Way, McCarran, State of Nevada, 89437 Storey County Assessor’s Parcel Number 005-041-09 & 005-041-011 an approximate 98,010 square feet of land and a 21,050 square foot industrial building, more particularly described on Exhibit A attached hereto (“Real Property”),

B.          Seller desires to sell to Buyer and Buyer desires to purchase from Seller, on the terms and conditions and for the purchase price set forth herein, the Real Property and associated rights, as is, in accordance with the terms of this Agreement.

THEREFORE, in consideration of the foregoing and the agreements set forth below, Buyer and Seller agree as follows:

AGREEMENT

1.	Purchase and Sale of Property.

1.1.    Property Described. Upon the terms and conditions contained in this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell to Buyer the following:

1.1.1.    Real Property. All of Seller’s right, title and interest in and to the real property situate in the County of Storey, State of Nevada described on Exhibit A, including the building and all other permanent improvements located thereon, all fixtures attached thereto, the tenements, hereditaments, water rights, and appurtenances of the described real property, and the rents, issues, and profits thereof (collectively, “Real Property”). All transferable or assignable certificates of occupancy, building or equipment permits, consents, authorizations, variances, waivers, licenses, permits, certificates and approvals from any governmental or quasi-governmental authority with respect to the Real Property shall be considered part of and transferred with the Real Property, without representation or warranty by Seller (the “Permits”). Title to the Real Property shall be conveyed to Buyer at closing as provided in Section 3.3. Title to the Permits shall be conveyed to Buyer at closing as provided in Section 3.5.

2.          Purchase Price. The purchase price (the "Purchase Price") to be paid by Buyer to Seller for the Property shall be the sum of Four Million Three Hundred Thousand and NO/100 Dollars ($4,300,000.00). The Purchase Price shall be payable as follows:

2.1.    Earnest Money Deposit. Within two (2) business days after the Effective Date, Buyer shall deposit the sum of One Hundred Fifty Thousand Dollars ($150,000.00) ("Earnest Money Deposit") with Escrow Agent, Fifty Thousand Dollars ($50,000.00) of which will be made nonrefundable and released to Seller by escrow immediately. If Buyer fails to timely deposit the Earnest Money Deposit with Escrow Agent, Seller may, at its election, terminate this Agreement, in which case it shall be null and void ab initio and neither party shall have any further rights or obligations hereunder, except as otherwise provided under this Agreement. If Buyer defaults or terminates this Agreement after the Due Diligence Deadline Date as defined in section 4.3 below (absent a default by Seller), the Earnest Money Deposit shall be disbursed to Seller as liquidated damages pursuant to Section 8.2. The Earnest Money Deposit shall be deposited into a federally insured interest-bearing account by Escrow Agent. All interest which accrues on the Earnest Money Deposit shall inure to the benefit of Buyer. At the Close of Escrow, the Earnest Money Deposit and all accrued interest shall be credited and applied toward the payment of the Purchase Price.

2.2.    Balance of Purchase Price. At least one (1) business day prior to the Closing Date, Buyer shall deposit into escrow by wire transfer or by certified or cashier’s check made payable to Escrow Agent, an amount equal to the balance of the Purchase Price, plus such additional sums as may be necessary for Buyer’s share of costs and prorations with respect to escrow, title, and Closing as set forth herein.

3.	Title to and Conveyance of Property.

3.1.    Survey. If Buyer shall require a survey of the Real Property, Buyer, at Buyer's sole cost and expense, shall order a survey of the Real Property (the "Survey"). The Survey shall be prepared by a surveyor licensed in the State of Nevada, prepared in accordance with the standards adopted by the American Land Title Association and the American Congress on Surveying and Mapping known as the "Minimum Standard Detail Requirements of Land Title Surveys," setting forth all matters required on an ALTA survey, sufficient to allow issuance of an ALTA Owner’s Extended Coverage Title Insurance Policy and all endorsements required by Buyer. The Survey shall be certified to Buyer and to Escrow Agent. If the Survey is issued following the Title Report referred to below, Escrow Agent shall deliver to Buyer a supplement to the Title Report setting forth those items which the Survey and any inspections reveal, and which would be listed as exceptions in an ALTA Owner’s Extended Coverage Title Insurance Policy. Seller will provide any existing survey of the Real Property to Buyer, without warranty, provided Seller has a copy of said survey.

3.2.    Review and Approval of Title. Within five (5) days after the Effective Date, Escrow Agent shall provide Buyer with a current Preliminary Title Report ("Title Report") issued by First Centennial Title Insurance Company (“Title Company”) describing the title to the Real Property, together with legible copies of the exceptions set forth in the Title Report. The Title Report, the Survey and the title exception documents are collectively referred to herein as the "Title Documents." Within five (5) days following receipt, Buyer may approve or disapprove the Title Documents for the Real Property by delivering written notice to Seller ("Buyer’s Title Notice") specifying each title defect or matter for which Buyer is requesting a cure by Seller ("Title Defect") and each Title Company requirement ("Title Requirement") which Buyer is requesting Seller to satisfy in order for the title insurance policy to be issued for the Real Property at Closing as provided under Section 3.4. Buyer’s failure to deliver Buyer’s Title Notice to Seller within the time period specified above shall be a conclusive presumption that Buyer has approved the Title Documents, and this Agreement shall remain in full force and effect. Within five (5) business days after receiving Buyer’s Title Notice, Seller shall deliver to Buyer written notice ("Seller’s Title Notice") of those Title Defects which Seller covenants and agrees to either eliminate or cure to Buyer’s satisfaction by the Closing Date and those Title Requirements which Seller agrees to satisfy by the Closing Date. Seller’s failure to deliver Seller’s Title Notice to Buyer within the time period specified above shall be deemed to constitute Seller’s election not to eliminate or cure any such Title Defect or to satisfy any such Title Requirements. If Seller elects (or is deemed to have elected) not to eliminate or cure any of the Title Defects or to not satisfy any of the Title Requirements, Buyer shall have the right, by written notice delivered to Seller within five (5) days after receipt of Seller’s Title Notice or within five (5) days after the expiration of the time period during which Seller is entitled to deliver Seller’s Title Notice, whichever occurs first, to either: (i) waive its prior notice as to the Title Defects which Seller has elected not to cure and those Title Requirements which Seller has elected not to satisfy, in which case said Title Defects shall become Permitted Exceptions (as hereinafter defined), or (ii) terminate this Agreement by delivery of written notice to Seller in which case the Earnest Money Deposit shall be returned to Buyer subject to the terms of this Agreement. Buyer’s failure to deliver any written notice within such five (5) day period shall be a conclusive presumption that Buyer has approved the Title Documents, and this Agreement shall remain in full force and effect. All title and survey matters approved or deemed approved by Buyer are referred to as "Permitted Exceptions."

3.3.    Conveyance of Title to Real Property. At the Close of Escrow, Seller agrees to convey title to the Real Property to Buyer by a Grant, Bargain and Sale Deed in the form and containing the terms set forth on Exhibit B attached hereto ("Deed"), said title to be subject to the following liens and encumbrances:

3.3.1.    The lien to secure payment of real estate taxes not delinquent;

3.3.2.    Matters affecting the condition of title suffered or created by, or with the consent of, Buyer;

3.3.3.    All covenants, conditions, restrictions, reservations, rights of way, easements, and other interests of record which are applicable to the Property;

3.3.4.    Building code, use or occupancy restrictions and zoning and building laws and ordinances of the federal, state, municipal, city and other governmental authorities having jurisdiction over the Property;

3.3.5.    All matters which would be disclosed by a visual inspection or survey of the Property;

3.3.6.    All other Permitted Exceptions.

3.4.    Title Insurance Policy. At the Close of Escrow, Escrow Agent shall issue or give its unconditional commitment to issue a Standard Coverage Owner’s Policy of Title Insurance insuring Buyer’s title to the Real Property in the amount of the Purchase Price. Said title policy shall insure that Buyer's title to the Real Property is subject only to the exceptions described in Section 3.3. The cost of the title insurance policy shall be paid by the Seller in accordance with the provisions of Section 6.5. If Buyer requests the issuance of an ALTA Owner’s Extended Coverage Title Insurance Policy or any endorsements, Buyer shall bear all costs in connection with the issuance of said ALTA Owner’s Extended Coverage Title Insurance Policy or any endorsements as well as the cost of any lender’s policies of title insurance, and all costs incurred in connection with the Survey and the costs of any endorsements requested by Buyer. Buyer shall also bear all costs associated with any lenders title insurance policies, if any.

3.5.    Conveyance Of Permits. The Permits shall be conveyed pursuant to an Assignment and Assumption of Permits and Other Rights in the form and containing the terms set forth on Exhibit "C" attached hereto and incorporated herein by reference (the "Assignment of Permits").

4.	Buyer’s Due Diligence Rights and Inspections.

4.1.    Buyer’s Due Diligence. Buyer shall have the period of twenty (20) days commencing on the Effective Date, hereinafter referred to as the "Due Diligence Period," in which to conduct such reasonable inspections, studies, and investigations of the Property as Buyer, in Buyer’s reasonable discretion, deems necessary and appropriate, including, without limitation, (i) a review of the zoning of the Real Property, the environmental condition of the Real Property, the Real Property’s compliance with applicable laws, regulations, and other governmental requirements, and permit compliance; (ii) an investigation of ADA compliance, the condition of Building systems and equipment, the structural condition of the Building, and the condition of the roof, mechanical systems, fire/life/safety equipment, and electrical system of the Building; (iii) a determination by Buyer, in Buyer’s reasonable discretion, that Buyer will be able to obtain any and all necessary governmental approvals and permits, including those relating to use, zoning, utilities and licenses for Buyer’s intended use, as may be required by those governmental authorities having jurisdiction. Upon termination of this Agreement for any reason, Buyer shall promptly provide Seller, without representation or warranty of any kind, copies of all studies and investigations prepared by Buyer’s third-party consultants concerning Buyer’s investigation of the condition of the Property.

4.2.    To the extent readily available and in the possession of Seller, Seller shall deliver to Buyer, within five (5) business days of the Effective Date, complete copies of all existing permits, permit applications, renewal notices, and any other correspondence with authorities relating to ongoing compliance as related to Exhibit C-1. In addition to all standard due diligence materials, including but not limited to utility availability, geotechnical conditions, maintenance, repair contracts, roof inspection reports and/or replacement, review of title, survey, encumbrances, and zoning matters.

4.3.    Inspections. During the Due Diligence Period, and in order to assist Buyer with Buyer's inspections and investigations of the Property, Seller shall reasonably cooperate with Buyer and provide Buyer and Buyer's representatives with reasonable access to the Property during normal business hours and without disrupting any of the tenants under the Leases. Buyer shall enter the Property only upon prior notice to and at the direction of Seller. While making the inspections permitted by this Section 4., Buyer shall at no time interfere with the business operations of Seller or any tenants of the Property, or cause any damage whatsoever to the Property, and Buyer covenants and agrees with Seller that in the event any such damage shall occur, Buyer shall immediately repair, at Buyer’s sole cost and expense, such damage to the reasonable satisfaction of Seller. Buyer's inspection and investigation of the Property shall be at the sole cost and expense of Buyer, and all persons and/or companies engaged by Buyer to conduct such investigation and inspection shall be licensed to do so. Buyer agrees to leave the Property in substantially the same condition, to repair any damage to the Property resulting from Buyer’s inspections, and to indemnify, defend and hold Seller harmless from any loss, cost, damage, expense, claim or demand (including, without limitation, Seller's attorney fees and defense costs) resulting from any acts or omissions of Buyer and Buyer's employees, agents, contractors, or subcontractors conducting any activities or performing any services on the Property, and any claims for personal injury, property damage, or other loss or damage of any kind, resulting from or in any way related to such entry. Buyer shall comply with all applicable governmental laws, ordinances, and regulations in the conduct of Buyer’s activities on the Property under this Section 4. Buyer shall not be entitled to conduct any invasive testing of the Property without the prior express written consent of Seller, which may be withheld in the sole and absolute discretion of Seller. Before undertaking any activity on the Property that requires a governmental permit, Buyer must obtain the permit and pay any fee or expense required to obtain or carry out the permit and provide insurance coverage acceptable to Seller.

4.4.    Buyer’s Due Diligence Contingency. Buyer’s obligation to close this transaction shall be subject to Buyer’s approval, in Buyer’s sole discretion, of the results of Buyer’s inspections of the physical and environmental condition of the Property pursuant to section 4.2 above (the "Due Diligence Contingency"), and the satisfaction or waiver by Buyer of such contingency must occur, if at all, on or before the expiration of the Due Diligence Period (the "Due Diligence Deadline Date"). If Buyer does not deliver to Seller a written notice waiving Buyer’s Due Diligence Contingency on or before the Due Diligence Deadline Date, or if Buyer terminates this Agreement in writing on or prior to the Due Diligence Deadline Date, then this Agreement shall be deemed to have terminated, the remaining Earnest Money Deposit held by escrow of One Hundred Thousand ($100,000), shall be returned to Buyer subject to the provisions of this Agreement, and neither party shall have any further obligation to the other hereunder other than those obligations that expressly survive the termination of this Agreement.

4.5.    Confidentiality. Buyer and its representatives shall hold in strict confidence all data and information obtained with respect to Seller or the Property, whether obtained before or after the Effective Date, and Buyer shall not disclose the same to others; provided, however, that Buyer may disclose prior to the Closing, to the employees, lenders, consultants, accountants and attorneys of Buyer, any such data or information, if such persons agree to treat such data and information confidentially. If this Agreement is terminated or Buyer fails to perform hereunder, Buyer shall promptly return to Seller any statements, documents, schedules, exhibits, or other written information obtained from Seller in connection with this Agreement or the transaction contemplated herein.

4.6.    Survival. The obligations of Buyer under this Section 4. shall survive the Close of Escrow or earlier cancellation or termination of this Agreement. Upon the termination or cancellation of this Agreement for any reason, Buyer shall, at Buyer's sole cost and expense, immediately repair any damage to the Property resulting from Buyer's inspection so as to restore its physical condition to that existing as of the Effective Date.

5.	Contingencies.

5.1.    Buyer’s Contingencies. Buyer’s obligation to close this transaction is expressly contingent upon:

5.1.1.    The satisfaction or waiver by Buyer of the Due Diligence Contingency on or before the Due Diligence Deadline Date in accordance with the provisions of Section 4.3;

5.1.2.    The approval of Buyer of the condition of title to the Property in accordance with the provisions of Section 3.2;

5.1.3.    Escrow Agent’s commitment to issue the Title Policy in accordance with Section 3.4 as of the Close of Escrow on or before the Due Diligence Deadline Date;

5.1.4.    Seller's representations and warranties set forth in Section 9.1 being true and correct in all material respects as of the Close of Escrow;

5.1.5.    Seller's performance of all material covenants, undertakings and agreements to be kept or performed by Seller in accordance with the terms of this Agreement; and

5.1.6.    No material damage or condemnation having occurred to the Real Property on or before the Close of Escrow resulting in termination of this Agreement in accordance with the provisions of Section 7.

The contingencies described above must be satisfied or waived by Buyer on or before the date specified, unless otherwise extended by the written agreement of Buyer and Seller. If any of the foregoing contingencies have not been satisfied or waived on or before the specified date, Buyer shall be released from any further obligations under the terms of this Agreement, except for Buyer’s indemnity obligations which survive termination, and this Agreement shall be cancelled. Upon cancellation of this Agreement as a result of the failure of any contingency for Buyer's obligations, the Earnest Money Deposit, together with all interest earned thereon, shall be refunded to Buyer less any escrow or title fees incurred by Buyer; provided, however, that if Seller has asserted any written claims against Buyer under Buyer’s indemnity obligations hereunder prior to the cancellation of this Agreement, Seller shall be entitled to assert such existing claims against the Earnest Money Deposit and Escrow Agent shall retain the portion of the Earnest Money Deposit equal to the amount of Seller’s existing claims pending resolution of such claims.

5.2.    Seller’s Contingencies. Seller’s obligation to complete this transaction and to perform under this Agreement is expressly contingent upon:

5.2.1.    Buyer’s timely payment of the Earnest Money Deposit in accordance with the terms of Section 2.1;

5.2.2.    Buyer’s timely payment of the balance of the Purchase Price as provided in Section 2.2;

5.2.3.    Buyer's representations and warranties set forth in Section 9.3 below being true and correct in all material respects as of the Close of Escrow;

5.2.4.    Escrow Agent’s commitment to issue the Title Policy in accordance with Section 3.4 as of the Close of Escrow on or before the Due Diligence Deadline Date;

5.2.5.    Buyer's performance of all material covenants, undertakings and agreements to be kept or performed by Buyer in accordance with the terms of this Agreement; and

5.2.6.    Close of Escrow, and the execution and delivery by Buyer of all documents required for the Close of Escrow under this Agreement, having occurred on or before the date set forth in Section 6.2, unless otherwise extended by the written agreement of Seller, in which case Close of Escrow having occurred on or before the extended Closing Date specified in Seller’s written agreement.

The contingencies described above must be satisfied or waived by Seller on or before the date specified, unless otherwise extended in writing by Seller. If any one or more of the contingencies described above have not been satisfied or waived on or before the specified date, then Seller shall be released from any further obligations under the terms of this Agreement, and this Agreement shall be cancelled. Cancellation of this Agreement shall not prohibit Seller from obtaining liquidated damages in accordance with the provisions of Section 8.2.

6.	Escrow.

6.1.    Opening of Escrow: Upon full execution of this Agreement, Buyer shall open escrow with First Centennial Tile c/o Commercial Unit, 1450 Ridgeview Dr. #100 Reno, NV 89519. Seller shall provide Escrow Agent with a fully executed copy of this Agreement. The terms and conditions set forth in this Agreement shall constitute both the agreement between Buyer and Seller and joint escrow instructions for Escrow Agent. If Escrow Agent requires separate or additional escrow instructions, Seller and Buyer agree to promptly execute and deliver such additional instructions to the Escrow Agent; however, any such additional escrow instructions must be consistent with this Agreement. If there is any conflict or inconsistency between the terms and conditions of this Agreement and the additional instructions, the terms of this Agreement shall control.

6.2.    Close of Escrow: As used herein, the terms "Close of Escrow", Closing, and "Closing Date" shall be the date and time Escrow Agent records the Deed. The Close of Escrow shall occur no later than ten (10) days after the Due Diligence Deadline Date unless otherwise extended or shortened by the written agreement of Seller and Buyer. Subject to the foregoing, Escrow Agent is authorized to close escrow after the following have occurred:

6.2.1.    Escrow Agent is in possession of the Closing Deliveries described in Section 6.3;

6.2.2.    Escrow Agent has issued or is prepared to issue the policy of title insurance in accordance with the provisions of Section 3.4;

6.2.3.    The contingencies described in Section 5. have either been satisfied or waived;

6.2.4.    Buyer and Seller have executed and deposited into escrow any additional documents or escrow instructions reasonably required by Escrow Agent in order to complete this transaction; and

6.2.5.    Escrow Agent has prepared, and Buyer and Seller have approved a statement of closing costs and prorations.

Upon the occurrence of all of the foregoing, Escrow Agent is authorized to record the documents to be placed of record, pay and discharge the costs and prorations of the parties as provided below, disburse the balance of the funds to or for the account of Seller, and deliver the documents to the parties entitled thereto.

6.3.    Closing Deliveries.

6.3.1.    Seller’s Deliveries. On or before the Closing Date, Seller shall deliver to Escrow Agent, the following:

6.3.1.1.     The executed and acknowledged Deed in the form attached hereto as Exhibit B;

6.3.1.2.    The executed Assignment of Permits in the form attached hereto as Exhibit C.

6.3.1.3.    A certification that Seller is not a "foreign person," as such term is defined in the Internal Revenue Code and the Treasury Regulations promulgated thereunder;

6.3.1.4.    Keys shall be delivered to Buyer on the Closing Date or at such other time as is mutually agreed by Buyer and Seller.

6.3.2.    Buyer’s Deposits. At least one business day before the Closing Date, Buyer shall deliver to Escrow Agent, the following:

6.3.2.1.    The full balance of the Purchase Price plus Buyer's costs and prorations; and

6.3.2.2.     The executed Assignment of Permits in the form attached hereto as Exhibit C.

6.4.    Proration of Income and Expenses.

6.4.1.    General. The following items in this Section 6.4 shall be adjusted and prorated between Seller and Buyer as of 12:01 a.m. on the Closing Date ("Adjustment Time"). Such adjustments and prorations shall be calculated on the actual days of the applicable month, and all annual prorations shall be based upon a 365-day year.

6.4.2.    Real Estate Taxes. Real and personal property taxes with respect to the Property (collectively, "Real Estate Taxes") shall be prorated based upon the latest available tax bill, such that Seller shall be responsible for all Real Estate Taxes levied against the Property for the period prior to the Adjustment Time and Buyer shall be responsible for all Real Estate Taxes levied against the Property for the period from and after the Adjustment Time. If the latest available tax bill is not the bill for the current tax year, then Real Estate Taxes shall be prorated based upon the latest tax information then available (including previous tax bills, current assessments and other information available from the taxing authorities), and Buyer and Seller shall re-prorate the Real Estate Taxes following the Closing once the current tax bill or other current information becomes available. Special assessments due prior to the Adjustment Time, if any, shall be paid by Seller at the Closing. Special assessments due after the Adjustment Time, if any, shall be paid by Buyer.

6.4.3.    Operating Expenses. All costs and expenses with respect to the operation and maintenance of the Property (collectively, "Operating Expenses"), shall be prorated such that Seller shall be responsible for all Operating Expenses attributable to the period prior to the Adjustment Time and Buyer shall be responsible for all Operating Expenses attributable to the period from and after the Adjustment Time. If invoices or bills for any of such costs and expenses are unavailable on or before the Closing Date, such costs and expenses shall be estimated and prorated at Closing based upon the latest information available (including prior bills and operating history), and a final and conclusive readjustment of any cost and expense item shall be made upon receipt of the actual invoice or bill, but in all events no later than sixty (60) days following the Closing. Together Seller and Buyer shall take all steps necessary to effectuate the transfer of all utilities to Buyer’s name as of the Close of Escrow, and where necessary, open a new account in Buyer’s name and post deposits with the utility companies. Buyer and Seller shall cooperate to have all utility meters read by the appropriate utility companies as of the Close of Escrow. If Buyer and Seller are unable to obtain final meter readings as of the Closing Date from all applicable meters, such expenses shall be estimated at Closing based upon the operating history of the Property, subject to the final adjustment in all events no later than sixty (60) days following the Closing.

6.5.    Closing Costs. Buyer and Seller shall each pay their own legal and accounting fees related to the negotiation and preparation of this Agreement and all documents required to settle the transaction contemplated hereby. Except for each party’s legal and accounting fees, Buyer agrees to pay all the following costs, including (i) all costs associated with its investigation of the Property, including the cost of appraisals, architectural, engineering, credit and environmental reports, (ii) ½ of escrow fees, real property transfer tax, and recording charges, (iii) the cost for an ALTA Extended title insurance policies and endorsements, and (iv)  all Survey costs. Seller agrees to pay for the cost of an ALTA Standard Policy of title insurance, ½ of all escrow fees, real property transfer tax, and recording charges.

6.6.    Brokerage Commission. Seller and Buyer represent to each other that except as provided below, no real estate broker, agent or finder has been engaged to procure or assist in procuring the transaction described in this Agreement and that no real estate broker, agent or finder is entitled to any commission or fee as the procuring cause of this transaction. Conditioned upon and subject to the Closing of this transaction, Seller agrees to pay, through escrow, a real estate broker’s commission in connection with the sale of the Property equal to five percent (5%) of the purchase price to be split equally between Dickson Commercial Group (Seller’s Broker), and Cushman Wakefield (Buyer’s Broker). If either party has contracted or does contract for any other real estate brokerage commission or finder’s fee, or its actions result in liability for a real estate brokerage commission or finder’s fee, then said party shall indemnify and hold the other party harmless from the brokerage commission or finder’s fee contracted by, claimed to be contracted by or incurred as a result of that party's agreement or actions. This provision shall survive the Close of Escrow or any earlier termination of this Agreement.

7.	Risk of Loss or Condemnation.

7.1.    Major Damage. In the event that prior to the Closing Date, the Real Property, or any part thereof, is destroyed or suffers damage in excess of Fifty Thousand Dollars ($50,000), Buyer shall have the right, exercisable by giving notice of such decision to Seller within ten (10) business days after receiving written notice of such damage or destruction, to terminate this Agreement. If the damage is greater than Fifty Thousand Dollars ($50,000) and Buyer does not timely elect to terminate this Agreement, Buyer shall accept the Property in its then condition without any abatement or reduction of the Purchase Price, and all proceeds of insurance awards payable to Seller by reason of such damage or destruction, together with any unpaid portion of the deductible attributable to said insurance award, shall be paid or assigned to Buyer. Seller shall have no obligation to reimburse Buyer for any uninsured loss.

7.2.    Minor Damage. In the event of damage to the Real Property of less than Fifty Thousand Dollars ($50,000) such that Section 7.1 is not applicable, Buyer shall accept the Property in its then condition and proceed with the purchase of the Property without any abatement or reduction of the Purchase Price, and all proceeds of insurance awards payable to Seller by reason of such damage or destruction, together with any unpaid portion of the deductible attributable to said insurance award, shall be paid or assigned to Buyer. Seller shall have no obligation to reimburse Buyer for any uninsured loss.

7.3.    Condemnation. If after the Effective Date, and prior to Closing, all or any substantial portion of the Property (where the value of the condemned Property is in excess of Fifty Thousand Dollars ($50,000)), is subject to a bona fide threat of condemnation by a body having the power of eminent domain, or is taken by eminent domain or condemnation (or sale in lieu thereof), Buyer may by written notice to Seller within ten (10) business days after receiving notice of such event, elect to cancel this Agreement prior to the Closing hereunder, in which event both parties shall be relieved and released of and from any further liability hereunder except as provided herein, any consideration paid hereunder shall forthwith be returned to Buyer subject to the provisions of this Agreement and thereupon this Agreement shall be considered canceled. If no such election is made, this Agreement shall remain in full force and effect and, upon Closing, the Property, less any interest taken by eminent domain or condemnation, shall be conveyed to Buyer, and the Purchase Price for the Property shall not be reduced by the amount of any awards that have been or that may thereafter be paid for the taking of the Property (but the condemnation award shall be paid to Buyer).

8.	Default And Remedies.

8.1.    Time of Essence. Time is of the essence of the parties’ obligations under this Agreement.

8.2.    Buyer’s Failure to Close; Liquidated Damages. THE PARTIES AGREE THAT THE ACTUAL DAMAGES TO BE SUSTAINED BY SELLER IN THE EVENT OF BUYER’S DEFAULT CANNOT READILY BE ASCERTAINED AT THIS TIME. THEREFORE, BUYER AND SELLER AGREE AT THIS TIME THAT A REASONABLE ESTIMATE OF THE AMOUNT OF DAMAGES THAT WILL BE SUSTAINED BY SELLER IF BUYER DEFAULTS IS EQUAL TO THE AMOUNT OF BUYER’S EARNEST MONEY DEPOSIT AS SPECIFIED IN SECTION 2., TOGETHER WITH INTEREST EARNED THEREON. BUYER SHALL ALSO PAY (OR REIMBURSE SELLER FOR) ALL TITLE AND ESCROW FEES INCURRED OR PAID BY SELLER. THIS AMOUNT SHALL BE SELLER’S LIQUIDATED DAMAGES AND SOLE AND EXCLUSIVE REMEDY FOR BUYER’S DEFAULT, AND SELLER SHALL BE PRECLUDED FROM SEEKING SPECIFIC PERFORMANCE OR RECOVERING ADDITIONAL DAMAGES IN ADDITION TO THE LIQUIDATED DAMAGES PROVIDED HEREIN. UPON THE FAILURE OF THIS TRANSACTION TO CLOSE AS HEREIN PROVIDED BY REASON OF A MATERIAL DEFAULT ON THE PART OF BUYER: (I) ESCROW AGENT SHALL PROMPTLY DISBURSE ALL OF THE EARNEST MONEY DEPOSIT TO SELLER; AND (II) RETURN TO BUYER AND SELLER, RESPECTIVELY, ALL REMAINING FUNDS AND DOCUMENTS DEPOSITED BY THEM, IF ANY (LESS, FROM BUYER’S FUNDS, THE CANCELLATION CHARGES PAYABLE TO, FOR WHICH BUYER SHALL THEN BE SOLELY RESPONSIBLE). SELLER AGREES THAT SAID AMOUNT AS LIQUIDATED DAMAGES SHALL BE IN LIEU OF ANY OTHER MONETARY RELIEF OR OTHER REMEDY, INCLUDING, WITHOUT LIMITATION, SPECIFIC PERFORMANCE OR DAMAGES TO WHICH SELLER MIGHT OTHERWISE BE ENTITLED, WHETHER UNDER THIS AGREEMENT OR AT LAW OR IN EQUITY; PROVIDED, HOWEVER, THAT SELLER SHALL HAVE THE ADDITIONAL RIGHT TO SEEK RECOVERY UNDER ANY INDEMNITY, HOLD HARMLESS, DEFENSE OBLIGATION, OR ATTORNEY’S FEES CONTAINED IN THIS AGREEMENT IN ADDITION TO THE LIQUIDATED DAMAGES PROVIDED HEREIN.

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	Buyer’s Initials		Seller’s Initials

8.3.    Limitation on Seller’s Post-Closing Liability.

8.3.1.    As-Is, Where Is, With all Faults Purchase. THE PROPERTY IS BEING SOLD BY SELLER AND PURCHASED BY BUYER "AS IS," "WHERE IS," AND "WITH ALL FAULTS." The recordation of the Deed by Buyer shall for all purposes be deemed to be a full and complete performance, satisfaction and discharge of every agreement, covenant and obligation on the part of Seller hereunder and no representation, warranty, covenant or agreement, express or implied, of Seller shall survive the conveyance of title. Buyer has requested that Seller furnish Buyer with certain reports and other information in Seller's possession with respect to the Property. As an accommodation to Buyer, Seller has agreed to furnish to Buyer such information; provided, however, Buyer hereby acknowledges and agrees that Seller is making absolutely no representation or warranty whatsoever with respect to any such studies, reports or information provided by Seller to Buyer. Buyer acknowledges and agrees that Buyer shall verify the accuracy and details of all such reports and information so provided by Seller to Buyer in such manner as Buyer deems appropriate.

8.3.1.1.    Except as set forth in Section 9.1, below, Buyer agrees that there have been no representations or warranties made by or on behalf of Seller in connection with this Agreement or as to any matters concerning the Property, including, but not limited to, the condition, topography, climate, water, water rights, utilities, present or future zoning, soil, subsoil, Hazardous Materials (as hereafter defined) or other regulated materials, violations of or compliance with environmental or other laws, the purposes and uses for which the Property is suited, drainage, access to public roads, proposed routes of roads or extensions thereof. Buyer acknowledges that the Purchase Price for the Property might be higher if Buyer were not acquiring the Property in its "as-is, where is, with all faults" condition. The term “Hazardous Materials” shall mean mold, fungi, bacteria and/or biological growth or biological growth factors, inflammable explosives, radioactive materials, asbestos, polychlorinated biphenyls, lead, lead-based paint, under and/or above ground tanks, hazardous materials, hazardous wastes, hazardous substances, oil, or related materials which are listed or regulated in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 6901, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (14 U.S.C. Section 1401, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.), and any other applicable federal, state, or local laws.

8.3.1.2.    Buyer further acknowledges that Buyer is experienced in the acquisition, ownership, and management of commercial real property and that Buyer may have chosen not to utilize the opportunity provided in this Agreement to make investigations and studies concerning the Property, and thereby assumes any accompanying risk for such choice. Buyer acknowledges that Seller has no expertise concerning environmental laws or Hazardous Materials, and that Buyer is relying on its own independent investigation of the Property and has had (or during the Due Diligence Period will have had) sufficient time and opportunity to make such independent investigations, inquiries, and evaluations as Buyer deems necessary or appropriate to decide for itself the degree and scope of risk which exists in connection with the acquisition of the Property.

8.3.1.3.    Seller shall have no obligation to make any repairs, alterations, or changes to the Property. No patent or latent physical condition of the Property, whether or not now discoverable or whenever discovered, shall affect the rights of either party hereto, and upon the Close of Escrow, Buyer assumes full and complete liability and responsibility for any such conditions. Any agreements, warranties or representations by anyone not expressly set forth in this Agreement shall in no way bind Seller. Buyer expressly waives any right of rescission and all claims for damages by reason of any statement, representation, warranty, promise and/or agreement, if any, not specifically set forth in this Agreement or in the conveyancing documents for the Property.

8.3.1.4.    Buyer acknowledges that Seller would not have entered into this Agreement in the absence of the assurances and disclaimers by Buyer contained in this Section 8.3.

8.3.2.    Buyer’s Exclusive Remedy. Buyer shall have the right to terminate this Agreement and recover its Earnest Money Deposit, or seek specific performance as its exclusive remedies if the conditions of Buyer’s obligation to close this transaction, as set forth in Section 5.1, are not satisfied as a result of a default by Seller, or, if any of Seller’s representations set forth in Section 9 are untrue as of the scheduled Close of Escrow. If Buyer elects to close this transaction notwithstanding a default, misrepresentation, or breach by Seller, Buyer agrees that, notwithstanding the default, misrepresentation, or breach, the release of Seller set forth in Section 8.3.3 shall apply.

8.3.3.    Release and Indemnification of Seller. Upon the Close of Escrow, Buyer unconditionally releases Seller harmless from and against any and all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), costs, attorneys and experts fees, and expenses of any kind or nature, both known or unknown, present and future, for any loss or damage to the Property, including, without limitation, loss or damage by reason of or arising out of any violation or alleged violation of any environmental or other law, or the presence of or claimed presence of Hazardous Materials, on, under, in, or about the Property, and regardless of fault or negligence of Seller. Buyer shall indemnify, defend, and hold Seller harmless from all released claims and from all claims, causes of action, and damages, including costs and attorney’s fees, arising out of the ownership and operation of the Property from and after the Closing Date.

9.	Representations, Warranties and Covenants.

9.1     Seller. Seller hereby makes the following representations and warranties to Buyer. For purposes of this Section 9.1, the term “knowledge” of means the actual conscious awareness of Steve Cotton, without imputation of constructive knowledge and without duty to inquire or investigate.

9.1.1       Seller’s Authority. Seller is a limited liability company duly formed and in good standing under the laws of the State of Nevada. Seller has taken all action on behalf of the Seller to authorize the transactions described in this Agreement, and to perform the obligations of Seller, and has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transaction contemplated in this Agreement.

9.1.2       Binding Obligations. This Agreement constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally. Neither this Agreement nor the consummation of any of the transactions contemplated hereby violates or shall violate any provision of any agreement or document to which Seller is a party or to which Seller is bound.

9.1.3        Environmental. Except as otherwise disclosed herein, by any reports furnished to or obtained by Buyer hereunder, or by a separate writing signed by Seller and delivered to Buyer, during the term of Sellers ownership of the Property, Seller has not and, to Seller's knowledge, others have not used, generated, managed, treated or disposed of any Hazardous Substance (as defined in Section 8.3.1.1, above) on, under or about the Property or transported any Hazardous Substance to or from the Property, nor has Seller received any notice from any person or entity, including governmental entities, regarding Hazardous Substances on or in the vicinity of the Property. Except as otherwise disclosed herein, by any reports furnished to or obtained by Buyer hereunder, or by a separate writing signed by Seller and delivered to Buyer, Seller has no knowledge of any existing violations of any environmental laws applicable to the Property. Except as otherwise disclosed herein, by any reports furnished to or obtained by Buyer hereunder, or by a separate writing signed by Seller and delivered to Buyer, Seller has not received any notice or information from neighboring property owners indicating they have any concerns about existing environmental conditions which could affect the Property or suggesting they might look to Seller for contribution to clean up such condition.

9.1.4        Condition of Property. Except as otherwise disclosed herein, by any reports furnished to or obtained by Buyer hereunder, or by a separate writing signed by Seller and delivered to Buyer, to Seller’s knowledge, there are no material defects or other material conditions adversely affecting the condition of the building on the Property.

9.1.5         Non-Foreign Person. Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.

9.2.     Seller’s Covenant.

9.2.1.      Operation and Maintenance of the Property. Seller covenants that, until this transaction is closed or escrow is terminated, whichever first occurs, Seller will continue to operate and maintain the Property in a manner consistent with Seller’s past practices.

9.3     Buyer. Buyer hereby makes the following representations and warranties to Seller.

9.3.1      Buyer’s Authority. Buyer is a limited liability corporation duly formed and in good standing under the laws of the State of Nevada. Buyer has taken all action on behalf of the Buyer to authorize the transactions described in this Agreement, and to perform the obligations of Buyer, and has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transaction contemplated in this Agreement.

9.3.2       Binding Obligations. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally. Neither this Agreement nor the consummation of any of the transactions contemplated hereby violates or shall violate any provision of any agreement or document to which Buyer is a party or to which Buyer is bound.

9.4.    No Survival of Representations, Warranties and Covenants. The representations and warranties of Seller and Buyer contained in this Section 9 shall expire and terminate on the Close of Escrow and neither the Seller, the Buyer, nor any of the respective officers, directors, partners, members, and agents of Seller or Buyer shall have any liability whatsoever with respect to any such representation or warranty following the Close of Escrow.

10.    1031 Exchange. Buyer acknowledges and agrees that Seller intends to complete this transaction as a part of a like kind exchange pursuant to Section 1031 of the Internal Revenue Code. Seller and Buyer shall each have the right to convey all or a portion of the Property in exchange for real property or properties of like kind pursuant to Section 1031 of the Internal Revenue Code, either in a simultaneous exchange or in a deferred exchange. Buyer agrees to cooperate with Seller in effecting such an exchange, and, if requested by Seller, Buyer shall execute any assignments and exchange documents reasonably requested by Seller and consistent with the above. Seller also agrees to cooperate with Buyer in effecting such an exchange, and, if requested by Buyer, Seller shall execute any assignments and exchange documents reasonably requested by Buyer and consistent with this Section. Neither party shall be required to take title to any property, incur any costs or be subject to any liability whatsoever in connection with such cooperation, nor shall the Close of Escrow be delayed as a result thereof.

11.	Miscellaneous Provisions.

11.1.    Survival Generally. All indemnities of Buyer set forth in this Agreement shall survive the Close of Escrow and delivery of the Deed and be fully enforceable thereafter. The other provisions of this Agreement which expressly provide for survival shall survive the Close of Escrow and delivery of the Deed as specifically provided herein. All other provisions shall expire and terminate on the Close of Escrow.

11.2.    Notices. Notice may, unless otherwise provided herein, be given or served (i) by certified mail, return receipt requested, with postage prepaid, (ii) by delivering the same to such party, or an agent of such party, in person or by commercial courier, (iii) by facsimile transmission, if the time of facsimile delivery is confirmed by sender’s receipt of a transmission report, generated by sender’s facsimile machine, which confirms that the facsimile was successfully transmitted in its entirety and provided the facsimile was forwarded prior to 5:00 P.M., or (iv) by depositing the same into custody of a nationally recognized overnight delivery service. Notice given in any manner shall be effective only if and when received by the party to be notified between the hours of 8:00 A.M. and 5:00 P.M. of any business day with delivery made after such hours to be deemed received the following business day. For the purposes of notice, the addresses of Seller and Buyer shall, until changed as hereinafter provided, be as set forth below. The parties hereto shall have the right from time to time to change their respective addresses, and each shall have the right to specify as its address any other address within the United States of America by at least five (5) days written notice to the other party.

To Seller:	Aqua Metals Waltham Holding LLC LLC C/O Judd Merrill Judd.merrill@aquametals.com	With a Copy to:	Dickson Commercial Group 333 Holcomb Ave., Suite 300 Reno, NV 89502 Attn: Tom Fennell tfennell@dicksoncg.com

To Buyer:	Trident Enterprises, Inc Linda M. Sheehan, CEO linda@tridentcorp.com	With a Copy to:	Cushman Wakefield 5250 S Virginia Street Suite 350 Reno, NV 89511 Attn: Amanda Eastwick
To Escrow Agent:	First Centennial Title of Nevada 1450 Ridgeview Dr. #100 Reno, NV 89519 Attn: Commercial Unit Ph: (775) 689-8510 Fax: (775) 299-4354

Any such communication shall be deemed to have been given at the time of such personal delivery, or on the day when sent if given by fax transmission (provided that it was transmitted in the manner specified above), or one (1) business day after deposit with an overnight air courier, or three (3) business days after deposit in the United States mail as set forth herein. Any party may change the address at which it is to receive notices by so notifying the other party to this Agreement in writing.

11.3.    Waiver. Failure of either party at any time to require performance of any provision of this Agreement shall not limit such party’s right to enforce such provision, nor shall any waiver of any breach of any provision of this Agreement constitute a waiver of any succeeding breach of such provision or a waiver of such provision itself.

11.4.    Gender. Whenever the context of this Agreement so requires, the masculine gender includes the feminine and neuter, the singular in number includes the plural, and the plural number includes the singular.

11.5.    Attorneys’ Fees. In the event of any litigation involving the parties to this Agreement to enforce any provision of this Agreement, to enforce any remedy available upon default or breach under this Agreement (including, without limitation, a breach of any representation or warranty given by any party in this Agreement), or seeking a declaration of the rights of either party under this Agreement, the prevailing party shall be entitled to recover from the other such attorneys’ fees and costs as may be reasonably incurred, including the costs of reasonable investigation, preparation and professional or expert consultation incurred by reason of such litigation.

11.6.    Jurisdiction and Venue. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties only in the Second Judicial District Courts of the State of Nevada, Storey County, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Nevada, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

11.7.    Integration and Amendment. This Agreement and all documents referred to herein: (i) constitute and are intended as a final expression and a complete and exclusive statement of the understanding and agreement between the parties hereto with respect to the subject matter hereof, (ii) supersede all prior or simultaneous understandings, negotiations, offers, or agreements, whether oral or in writing, between the parties respecting the subject matter of this Agreement, and (iii) may not be modified, amended or otherwise changed in any manner except by a writing specifically setting forth such modification, amendment or change and executed by the parties hereto.

11.8.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

11.9.      Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term or provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11.10.    Assignment. Seller may assign its rights and obligations hereunder, including assignments necessary to effect a like kind exchange under Section 1031 of the Internal Revenue Code. Buyer’s interest under this Agreement may be assigned without Seller’s consent to an "affiliate" of Buyer, as defined below, provided Buyer guarantees in writing to Seller the full performance by such affiliate of Buyer’s obligations hereunder. Except in connection with a like kind exchange under Section 1031 of the Internal Revenue Code, all other assignments of Buyer’s interest shall be subject to the prior written consent of Seller, which consent shall not be withheld unreasonably. For purposes of this Section, an "affiliate" shall mean any person or entity that controls, is controlled by, or is under common control with that party, and "control" shall mean (i) the direct or indirect ownership of more than fifty percent (50%) of the voting rights of an entity, (ii) possession of the right to vote more than fifty percent (50%) of the voting interests in the ordinary direction of the entity’s affairs or (iii) possession of the right to manage the ordinary direction of the entity’s affairs.

11.11.    Interpretation. This Agreement is the product of arms’ length negotiations and shall not be construed for or against either party.

11.12.    Counterparts. This Agreement may be executed in one or more counterparts and may be executed by way of facsimile or electronic signature, and if so each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.13.    No Third-Party Benefit. Nothing expressed or referred to in this Agreement shall be construed to give any person or entity other than the parties to this Agreement and Escrow Agent any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement, Escrow Agent, and (subject to Section 11.10) their successors and assigns.

11.14.    Further Acts. Buyer and Seller each hereby agrees that it shall, upon request of the other, execute and deliver such further documents and do such other acts and things as are reasonably necessary and appropriate to effectuate the terms and conditions of this Agreement.

11.15.    Authority. The signatories hereto represent and warrant that they are duly authorized on behalf of their respective principals to enter into and consummate this Agreement, and that the principals are bound by the terms set forth in this Agreement.

11.16.    Offer and Acceptance; Timing. The execution of this Agreement by one of the parties hereto shall constitute a legally binding offer to purchase or sell the Property on the terms and conditions set forth herein, which offer shall remain open for five (5) days, unless the offer is sooner revoked by a written notice from the offeror delivered to the offeree. The offer may be accepted only by the execution of this Agreement, without modification of any kind, and delivery of the executed Agreement to the offeror. Immediately upon acceptance, the executed Agreement shall be deposited with the Escrow Agent. The "Effective Date" of this Agreement shall be the date the offer is accepted in accordance with the terms of this Section 11.16 as evidenced by the later signature date set forth below, which date shall be inserted in the opening sentence of this Agreement. Time is of the essence to both Seller and Buyer in the performance of this Agreement, and they have agreed that strict compliance by both of them is required as to any date set forth herein. If the final date of any period of time set out in any provision of this Agreement falls upon a Saturday, Sunday, or a legal holiday under the laws of the State of Nevada, then, and in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday, or a legal holiday. Periods of time in this Agreement of Sale referencing a number of days shall mean calendar days unless business days are specified. Business days shall not include Saturdays, Sundays or legal holidays.

11.17.    Recordation. This Agreement, or a memorandum thereof, may not be recorded without the prior written consent of Seller and Buyer.

11.18.    Captions. The captions of this Agreement shall have no effect on its interpretation.

11.19.    Exhibits. All Exhibits to this Agreement are hereby incorporated into and are a part of this Agreement.

SELLER:

Aqua Metals Waltham Holding LLC

Date:	5/12/2025 | 10:12 AM PDT	By:

BUYER:

Trident Enterprises, Inc

Date:	12/05/25	By:

ACKNOWLEDGMENT OF ESCROW AGENT

Escrow Agent executes this Agreement below for the purpose of acknowledging that it agrees to serve as Escrow Agent under and in accordance with the Agreement.

First Centennial Title Company

Date:	By:
Randi Bennett

EXHIBIT A

LEGAL DESCRIPTION OF REAL PROPERTY

The real property situated in the County of Storey, State of Nevada, more particularly described as follows:

Together with the tenements, hereditaments, appurtenant water rights, and appurtenances of the real property, and the rents, issues, and profits thereof.

Assessor’s Parcel Number 005-041-09 & 005-041-011

EXHIBIT B

FORM OF GRANT, BARGAIN AND SALE DEED

Assessor's Parcel No.: 005-041-09 & 005-041-011

RECORDING REQUESTED BY:

First Centennial Title Company

AFTER RECORDATION RETURN AND

MAIL FUTURE TAX STATEMENTS TO:

Trident Enterprises, Nevada Entity (TBD).

/

GRANT, BARGAIN AND SALE DEED

For value received, Aqua Metals Waltham Holding LLC, hereinafter referred to as "Grantor," hereby grants, bargains and sells to Trident Enterprises, Nevada Entity (TBD), hereinafter referred to as "Grantee," all of Grantor’s right, title, and interest in the real property located in the City of Sparks, County of Storey, State of Nevada, described on Exhibit "A" attached hereto and incorporated herein by reference (the "Real Property").

The Real Property is conveyed subject to the following liens and encumbrances: (i) general and special county taxes and assessments not yet delinquent; (ii) covenants, conditions, restrictions, reservations, rights of way, easements, and other interests of record which are applicable to the Real Property, and (iii) matters affecting the condition of title suffered or created by, or with the consent of, Buyer; (iv) building code, use or occupancy restrictions and zoning and building laws and ordinances of the federal, state, municipal, city and other governmental authorities having jurisdiction over the Property; and (v) all matters which would be disclosed by a visual inspection or survey of the Property.

The Real Property is conveyed together with all improvements located on the Real Property, the tenements, hereditaments, appurtenant water rights, and appurtenances of the Real Property, and the rents, issues and profits thereof.

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Dated this _____ day of ____________, 2025.

[SIGNATURE PAGE TO FOLLOW]

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Grantor: Aqua Metals Waltham Holding LLC

By:

STATE OF NEVADA	)
)
COUNTY OF WASHOE	)

This Grant, Bargain and Sale Deed was acknowledged before me on __________, 2025, by ____________________________________________.

Notary Public

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ASSIGNMENT AND ASSUMPTION OF

PERMITS AND OTHER RIGHTS

THIS ASSIGNMENT AND ASSUMPTION OF PERMITS AND OTHER RIGHTS (the "Assignment") is made as of this _____ day of _____________, 2025, by Aqua Metals Waltham Holding LLC, referred to herein as the “Assignor,” and Trident Enterprises, Inc, referred to herein as the "Assignee."

R E C I T A L S :

A.          Pursuant to that certain Purchase and Sale Agreement dated as of _____ __, 2025 (the "Agreement"), by and between Assignor and Assignee, Assignee has agreed to purchase from Assignor all of Assignor's right, title and interest in and to the real property located in Storey County, State of Nevada, described in Exhibit "A" attached hereto and incorporated herein by this reference (the "Real Property"), together with all of Assignor's right, title, and interest in and to the Permits as defined in the Agreement.

Based on the above, in order to carry out the terms of the Agreement, and in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.         Assignment. Assignor hereby assigns, transfers and conveys to Assignee all of Assignor's right, title, and interest (if any) in and to the Permits (as defined in the Agreement), to the extent assignable by Assignor, including, without limitation, all approvals, variances, entitlements, contract rights, guarantees, licenses, permits, approvals, and warranties. The property and rights assigned in this Section 1. are hereinafter collectively referred to as the "Permits."

2.         Assumption. Assignee hereby accepts such assignment of the Permits and, in addition, to the extent Seller has provided Buyer with copies of such Permits, assumes and agrees to be bound by all of the terms of such Permits.

3.         Indemnification Of Assignor. Assignee hereby agrees to indemnify, defend, and hold Assignor harmless from and against any and all liability, loss, cost, damage and expense (including, without limitation, reasonable attorneys' fees and costs) directly or indirectly arising out of or based upon the failure of Assignee to keep, perform, fulfill, and observe all of the terms, covenants, obligations, agreements, and conditions required to be kept, performed, fulfilled, or observed by Assignor under, or with respect to, the Permits of which Seller has delivered copies to Buyer, to the extent arising or accruing from and after the execution and delivery of this Assignment by Assignor and Assignee.

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4.         Indemnification Of Assignee. Assignor hereby agrees to indemnify, defend, and hold Assignee harmless from and against any and all liability, loss, cost, damage and expense (including, without limitation, reasonable attorneys' fees and costs) directly or indirectly arising out of or based upon the failure of Assignor to keep, perform, fulfill, and observe all of the terms covenants, obligations, agreements, and conditions required to be kept, performed, fulfilled, or observed by Assignor under, or with respect to, the Permits to the extent arising or accruing prior to the execution and delivery of this Assignment by Assignor and Assignee.

5.         Contract Payments. All amounts payable by Assignor or to Assignor under or pursuant to the Permits shall be prorated as between Assignor and Assignee pursuant to, and in accordance with, the terms of the Agreement.

6.        Further Assurances. Assignor hereby covenants that it will, at any time and from time to time following a written request therefor, execute and deliver to Assignee and its successors and assigns, any additional or confirmatory instruments and take such further acts as Assignee may reasonably request to evidence fully the assignment contained herein.

7.         Appointment. Assignor hereby irrevocably appoints Assignee and its successors and assigns, as the true and lawful attorney and agent of Assignor, in Assignor's name and stead, to enforce the provisions of the Permits.

8.         Counterparts. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

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9.             Governing Law. This Assignment shall be construed in accordance with and governed by the laws of the State of Nevada.

10.         Binding Effect. This Assignment shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

11.         Survival Of Certain Provisions. The provisions of this Assignment shall survive the execution and delivery of this Assignment by Assignor and Assignee and the assignment of the Permits pursuant hereto.

ASSIGNOR:

Aqua Metals Waltham Holding LLC

Date:	5/12/2025 | 10:12 AM PDT	By:

ASSIGNEE:

Trident Enterprises, Inc

Date:	12/05/25	By: